Exhibit 99.1

NeuroMetrix Reports Third Quarter 2014 Financial Results and Business Highlights

•	Record diabetes product revenue of $0.8M
•	Progress with over-the-counter wearable device to treat chronic pain
•	DPNCheck® launch in Japan
•	Overall year-over-year revenue growth of 9%

WALTHAM, Mass., October 28, 2014 (BUSINESS WIRE) -- NeuroMetrix, Inc. (the “Company”) (Nasdaq: NURO), today reported business highlights for the quarter ended September 30, 2014.

The Company operates in two primary markets - wearable medical technology and point-of-care tests. The Company’s SENSUS® device is a wearable transcutaneous electrical nerve stimulator indicated for management of chronic pain, and is the only such device cleared by the FDA for use during sleep. It is lightweight and can be worn during the day while remaining active, and at night while sleeping. SENSUS is beneficial in treating various forms of chronic pain, particularly neuropathic pain such as painful diabetic neuropathy, which affects about one quarter of people with diabetes. The Company’s point-of-care neuropathy test, DPNCheck, addresses an unmet medical need for accurate and cost-effective screening, diagnosing and monitoring of peripheral neuropathies such as diabetic peripheral neuropathy.

The Company reported increased adoption of SENSUS and DPNCheck, as well as overall revenue growth.

•	Cumulative SENSUS shipments crossed the milestone of 5,000 devices. In Q3 2014, 951 devices were shipped versus 557 devices in Q3 2013. Shipments were lighter than the two prior quarters due to several distributors normalizing their stocking inventory, slower summer sales, and termination of several distributors for strategic reasons. Despite the decrease in device sales, electrode sales grew 13.3% from the preceding quarter.
•	The Company’s program to develop an over-the-counter, wearable pain relief device continued to be a major focus of activity and resources. New business leadership was announced, product development progressed, and marketing staff was expanded. Product launch is planned for 2015.
•	DPNCheck was launched in the Japan market. Omron Healthcare, the Company’s Asia partner, reported encouraging early interest. Dr. Shai N. Gozani, NeuroMetrix CEO, participated in the Japanese Diabetes Complications Society meeting where he delivered a research paper and joined key Japanese opinion leaders in a roundtable discussion of diabetic neuropathy.
•	DPNCheck sales increased to 35,800 tests in Q3 2014 from 21,550 tests in Q3 2013 and 24,325 tests in Q2 2014.
•	Diabetes product revenue (SENSUS and DPNCheck) increased to $0.78 million from $0.39 million in Q3 2013 and $0.62 million in Q2 2014, a two-fold year-over-year increase.
•	The ADVANCE business which is managed for cash flow generated an estimated $0.33 million in gross profit in Q3 2014.

“We experienced a solid quarter in our professional commercial products as well as development of our wearable pain relief device for the consumer market,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “SENSUS and DPNCheck sales were nearly $0.8M which is a record high for our diabetes focused products. We did experience seasonality and uneven sales with SENSUS, which is expected given that all sales are through distribution. We have shipped over 5,000 SENSUS devices since product launch and learned a great deal about best practices for the technology. On the consumer side of our business, we are making rapid progress on our over-the-counter pain relief product and gearing up for an exciting commercial launch in 2015.

The Company reported its financial results for Q3 2014. Total revenues were $1.43 million, up 8.6% from $1.31 million for Q3 2013. Gross profit was 55.2 percent of total revenues compared to 56.0 percent in Q3 2013. Operating expenses were $2.8 million compared to $2.3 million in Q3 2013. The Company recorded a non-cash credit of $0.6 million at September 30, 2014 for the revaluation at fair value of outstanding common stock warrants compared to $0.9 million revaluation credit at September 30, 2013. Net loss was $1.46 million, or $0.19 per share. This compared to a net loss of $0.7 million for Q3 2013, or $0.26 per share. NeuroMetrix reported net cash usage of $2.0 million and ended the period with cash resources of $11.7 million.

For the nine month period ended September 30, 2014, the Company reported revenues of $4.1 million and a net loss of $4.9 million, or $1.18 per share. In the comparable nine month period ended September 30, 2013, the Company recorded revenues of $3.9 million and a net loss of $4.3 million, or $2.13 per share.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, October 28, 2014 at 8:00 a.m., Eastern. To access the call in the United States, dial 800-299-8538 and use the confirmation code 96119195. Internationally, the conference call may be accessed by dialing 617-786-2902 and using the same confirmation code. The call will also be webcast and will be accessible from the Company’s website at http://www.NeuroMetrix.com/ under the “Investor Relations” tab. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 97270364. The replay will be available for two weeks after the conference call.

About NeuroMetrix

NeuroMetrix is an innovative health-care company that develops wearable medical technology and point-of-care tests that help patients and physicians better manage chronic pain, nerve diseases, and sleep disorders. The Company has a major focus on diabetic neuropathies, which affect over 50% of people with diabetes. If left untreated, diabetic neuropathies trigger foot ulcers that may require amputation and cause disabling chronic pain. The annual cost of diabetic neuropathies has been estimated at $14 billion in the United States. The Company markets the SENSUS device for treating chronic pain, focusing on physicians managing patients with neuropathic pain such as painful diabetic neuropathy. The Company also markets DPNCheck, which is a rapid, accurate, and quantitative point-of-care test for peripheral neuropathies such as diabetic neuropathy. This product is used to detect neuropathies at an early stage and to guide treatment. For more information, please visit http://www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations relating to the adoption of SENSUS and DPNCheck, and ability to build a successful business focused on diabetic neuropathy. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

SVP and Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues	$1,427,828	$1,314,728	$4,103,135	$3,876,654
Cost of revenues	639,025	578,484	1,909,443	1,649,429
Gross profit	788,803	736,244	2,193,692	2,227,225
Operating expenses:
Research and development	945,349	740,324	3,273,900	2,727,590
Sales and marketing	537,785	581,079	1,678,665	2,241,138
General and administrative	1,310,012	1,014,295	3,605,047	3,240,049
Total operating expenses	2,793,146	2,335,698	8,557,612	8,208,777

Loss from operations	(2,004,343)	(1,599,454)	(6,363,920)	(5,981,552)
Interest income	1,336	1,407	3,362	4,570
Other expense	(23,256)	—	(50,874)	(376,306)
Warrants fair value adjustment	564,550	881,783	1,554,411	2,037,779

Net loss	$(1,461,713)	$(716,264)	$(4,857,021)	$(4,315,509)

Net loss per share applicable to common stock, basic and diluted	$(0.19)	$(0.26)	$(1.18)	$(2.13)

Condensed Balance Sheets

(Unaudited)

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$11,687,021	$9,195,753
Other current assets	1,682,932	1,370,774
Noncurrent assets	198,600	230,236
Total assets	$13,568,553	$10,796,763

Current liabilities	$2,554,541	$1,647,908
Noncurrent liabilities	4,813,065	1,953,879
Stockholders’ equity	6,200,947	7,194,976
Total liabilities and stockholders’ equity	$13,568,553	$10,796,763